Exhibit 10.13

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 230.406

SUPPLY, SERVICE, AND SUPPORT AGREEMENT

This Supply, Service, and Support Agreement (the “Agreement”) is effective as of the date of last signature found below (the “Effective Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”) and Foundation Medicine Inc. , having a place of business at One Kendall Square, Suite B3501, Cambridge, MA, 02139 (“Customer”). Customer and Illumina may be referred to herein as “Party” or “Parties.”

The Parties agree as follows:

1. Definitions. The following terms have these meanings.

“Affiliate(s)” means with respect to a Party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists. For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract or otherwise.

“Affiliate Application Specific IP” means the Intellectual Property Rights of an Affiliate of Illumina that pertain to the Product (and use thereof) only with regard to specific field(s) or specific application(s). Affiliate Application Specific IP excludes all Core IP. By way of non-limiting example, Intellectual Property Rights for NIPT, for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, sequences, or combinations of biomarkers or sequences are examples of Affiliate Application Specific IP. Affiliate Application Specific IP is a subset of Application Specific IP.

“Application Specific IP” means the Illumina Intellectual Property Rights, inclusive of Affiliate Application Specific IP, that pertain to the Product (and use thereof) only with regard to specific field(s) or specific application(s). Application Specific IP excludes all Core IP. By way of non-limiting example, Illumina Intellectual Property Rights for NIPT, for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, sequences, or combinations of biomarkers or sequences are examples of Application Specific IP.

“Base Price” means, with respect to (x) any […***…], (i) for […***…] of the Term, Illumina’s […***…] for such […***…] in effect as of the Effective Date, and (ii) for […***…] of the Term thereafter, the lesser of (A) […***…], and (B) […***…], and (y) any […***…], Illumina’s […***…]. For the avoidance of doubt, Illumina’s […***…].

“Consumable(s)” means Illumina-Branded reagents and consumable items that are intended by Illumina for use with, and are to be consumed through the use of Illumina Hardware. Consumables are either TG Consumables or Non-TG Consumables (including Temporary Consumables). TG Consumables are designated with the pre-fix “TG” in their part number, which prefix indicates that they have the attributes detailed in Sections 10-12. “Non-TG Consumables” are all Consumables other than TG Consumables. All references in this Agreement to Consumables means both TG Consumables and Non-TG Consumables unless specified otherwise in this Agreement.

“Core IP” means Illumina Intellectual Property Rights that pertain to or cover aspects or features of the Product (or use thereof) that are common to the Products in all applications and all fields of use. To avoid any doubt, and without limitation, Core IP specifically excludes any and all Intellectual Property Rights relating to NIPT.

“Customer Use” means use in the Field, specifically excluding any use that (i) is not in accordance with the Product’s Specifications or Documentation, (ii) requires grants of rights or a license to Application Specific IP or Affiliate Application Specific IP, (iii) is a re-use of a previously used Consumable, (iv) is the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Product, (v) is the separation, extraction, or isolation of components of Consumables or other unauthorized analysis of the Consumables, (vi) gains access to or determines the methods of operation of the Product, (vii) is the use of a non-Illumina reagent/consumable with Illumina Hardware (unless the Specifications or Documentation state otherwise), or (viii) is the transfer to a third-party of, or sub-licensing of, Software or third-party software.

“Country” or “Countries” means the United States of America including its territories and possessions.

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“Documentation” means Illumina’s user manual, package insert, and similar documentation, for the Product in effect on the date that the Product ships. Documentation may be provided (including by reference to a website) with the Product at the time of shipment or provided electronically from Illumina.

“Existing Instruments” means Illumina Hardware that was purchased by Customer from Illumina or provided by Illumina prior to the Effective Date and that Customer intends to use with the Consumables purchased under this Agreement.

“Facility” or “Facilities” means laboratories in the Country(ies) that are either owned by or leased by Customer.

“Field” means Oncology […***…].

“Illumina Branded” means products that bear Illumina branding or the branding of any Affiliate of Illumina.

“Illumina Hardware” means Illumina-Branded instruments, accessories, and peripherals sold by Illumina or its Affiliates.

“Illumina Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by Illumina or Affiliates of Illumina as of the date of shipment of the Product from Illumina. Application Specific IP, inclusive of Affiliate Application Specific IP, and Core IP are separate, non-overlapping, subsets within the Illumina Intellectual Property Rights.

“Intellectual Property Right(s)” means all rights in patent, copyrights, trade secrets, know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the laws of any jurisdiction, together with all applications therefor and registrations thereto.

“Net Price” means […***…].

“NIPT” means non-invasive pre-natal testing.

“Third Party IP” means the Intellectual Property Rights of third parties wherein third parties for purposes of this definition specifically exclude Affiliates of Illumina.

“Product(s)” means the Consumables, Illumina Hardware, and Software that are offered for sale under, purchased under or otherwise governed by the terms and conditions of this Agreement.

“[…***…] Agreement” means the document to be entered into by and between Illumina and Customer that will define the responsibilities of each Party with respect […***…].

“Research” means (i) internal research, and (ii) research services provided to third-parties.. Research Use includes […***…].

“Research Use” means use for Research, specifically excluding any use that (i) is not in accordance with the Product’s Specifications or Documentation, (ii) requires grant of rights or a license to Application Specific IP or Affiliate Application Specific IP, (iii) is a re-use of a previously used Consumable, (iv) is the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Product, (v) is the separation, extraction, or isolation of components of Consumables or other unauthorized analysis of the Consumables, (vi) gains access to or determines the methods of operation of the Product, (vii) is the use of a non-Illumina reagent/consumable with Illumina Hardware (unless the Specifications or Documentation state otherwise), or (viii) is the transfer to a third-party of, or sub-licensing of, Software or third-party software.

“Sample […***…]” means […***…]. For clarity, Sample […***…] includes at least the following steps: […***…].

“Service Contracts” means the Product maintenance, support, and technical services products that Customer may purchase as set forth in Appendix I. Service Contracts are subject to their separate conditions, limitations, and terms and conditions that are hereby incorporated herein by reference.

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“Software” means Illumina-Branded software (e.g., Hardware operating software, data analysis software), regardless of whether it is embedded in or installed on Illumina Hardware or provided separately.

“Specifications” means Illumina’s written specifications for a Product in effect for that Product on the date that the Product ships.

“Temporary Consumable(s)” means Non-TG Consumables purchased under this Agreement that Customer intends to use for Customer Use and for which a TG version of such Consumable is not available from Illumina. Temporary Consumables are set forth in Exhibit A, as may be amended from time to time by the Parties; provided, however, that Non-TG Consumables purchased by Customer (i) after the Effective Date for Customer Use, but prior to the date Illumina can supply the first TG Consumable under this Agreement are deemed to fall within the definition of Temporary Consumable, and (ii) that Illumina agrees in writing may be used for Customer Use as a result of Illumina’s inability to supply TG Consumables, such written authorization not to be unreasonably withheld, are deemed to fall within the definition of Temporary Consumable.

“Term” or “term of this Agreement” means the term of the Agreement as defined in Section 19.a.

2. Applicability of Terms and Conditions.

a.	Exclusive Terms. This Agreement exclusively governs the ordering, purchase, supply, and use of Product, and its terms shall override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents, which are hereby rejected and shall be null and void. Failure of Illumina or Customer to object to any such conflicting, amending and/or additional terms shall not constitute a waiver by Illumina or Customer, nor constitute acceptance by Illumina or Customer of such terms. The conditions and restrictions on use and other activities set forth in this Agreement are bargained for conditions of sale and, therefore, control the sale of such Product and the rights in and to Products provided to Customer at purchase. This Agreement may be amended in writing only. For clarity, written amendments to this Agreement must be executed by officers of the Parties.

b.	Consumables. The Consumables that may be purchased by Customer under this Agreement are set forth in Exhibit A, as may be amended in writing by the Parties; provided that, Illumina will not unreasonably refuse to amend Exhibit A to add additional Consumables or remove existing Consumables.

c.	Instruments. The Illumina Hardware that may be purchased by Customer under this Agreement is set forth in Exhibit A. Unless otherwise set forth in Exhibit A, the purchase price for Illumina Hardware will be agreed to in writing at the time of purchase. Unless expressly set forth otherwise in this Agreement, (i) notification of changes to Hardware and Software are not provided, and (ii) only Illumina Hardware listed in Exhibit A, as may be amended from time-to-time in writing by the Parties, may be purchased under this Agreement; provided that, Illumina will not unreasonably refuse to amend Exhibit A to add additional Illumina Hardware or remove existing Illumina Hardware.

d.	Temporary Consumables. This provision only applies to Temporary Consumables. In the event Illumina makes commercially available during the Term a TG version of a Temporary Consumable (“TG Version”), Customer must, within […***…] months after the commercial availability of the TG Version and receipt of notice from Illumina, cease ordering the Temporary Consumable for Customer Use. No later than at expiration of the […***…] month period, and only with respect to Consumables purchased for Customer Use, Illumina will supply Customer with only the TG Version of the applicable Consumable under the terms of this Agreement. The Temporary Consumables shall, solely for the purposes of the Customer Use rights granted to Customer under Section 3, be considered to be TG Consumables until the expiration of the […***…] month period described in the preceding sentence. For the avoidance of doubt, after expiration of the […***…] month period, Customer may use Non-TG Consumables (including former Temporary Consumables) only for Research Use. Except as expressly set forth otherwise in writing by Illumina, notification of changes is not provided for Non-TG Consumables. The […***…] for such new TG Version […***…] for such TG Version.

e.	[…***…] Business Reviews. Customer and Illumina agree to have […***…] business review meetings at mutually agreed upon times to discuss […***…] and anything else mutually agreed upon. The outcome of such business review meetings will not be binding unless documented in an amendment to this Agreement.

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f.	Minimum TG Consumable Purchases. Subject to the terms and conditions of this Agreement, Customer shall, purchase a minimum quantity of TG Consumables every […***…] calendar months during the Term beginning […***…]. The minimum quantity of TG Consumables shall be the greater of (i) […***…]% of the quantity of TG Consumables forecasted for such […***…] calendar month period as determined by Forecasts submitted by Customer that cover that time period, and (ii) $[…***…]. (x) If Customer does not meet its minimum purchase obligation, (A) […***…] shall immediately become null and void and of no further effect, and (B) all Product prices revert to the Base Price, regardless Customer’s volume of purchases. (y) In addition, if Customer does not meet its minimum purchase obligation (A) at any time prior to the third anniversary of the Effective Date, the Term of this Agreement (Section 19.a) shall automatically convert to […***…] years, and (B) at any time after the third anniversary of this Agreement, Illumina may in its sole discretion terminate this Agreement early by providing […***…] days prior written notice.

3. Rights Accompanying Purchase.

a.	Consumables. Subject to the terms and conditions of this Agreement (including without limitation the restrictions in Section 5), Customer’s purchase of TG Consumables, Temporary Consumables, and Non-TG Consumables under this Agreement confers upon Customer […***…]. The Parties agree that the first sentence of this Section 3(a) is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction. Except as expressly stated in this Section 3(a) with respect to Core IP, no right or license under any Illumina Intellectual Property Rights is or are granted, expressly, by implication, or by estoppel, to Customer under this Agreement. Any use of the Consumables recited in subparts (i) and (ii) herein outside the scope of rights expressly granted to Customer in this Section 3(a) is a prohibited use and is a breach of this Agreement. Customer agrees that it will not use any such Consumable for a prohibited use. Product recited in subparts (i) and (ii) herein may be covered by one or more U.S. or foreign patents.

b.	Illumina Hardware and Software. Subject to the terms and conditions of this Agreement (including without limitation the restrictions in Section 5), Customer’s purchase of Illumina Hardware and Software under this Agreement confers upon Customer […***…]. The Parties agree that the first sentence of this Section 3(b) is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction. Except as expressly stated in this Section with respect to Core IP, no right or license under any Illumina Intellectual Property Rights is or are granted, expressly, by implication, or by estoppel, to Customer under this Agreement. Any use of the Illumina Hardware or Software outside the scope of the rights expressly granted to Customer in this Section 3(b) is a prohibited use and is a breach of this Agreement. Customer agrees that it will not use any such Hardware for a prohibited use. Hardware may be covered by one or more U.S. or foreign patents.

c.	Existing Instruments. Subject to the terms and conditions of this Agreement, including without limitation, all restrictions and all Customer representations and warranties hereunder with respect to Products, Customer (i), during the Term, has the right to use Existing Instruments for Customer Use, and (ii) during the Term and thereafter, has the right to use Existing Instruments for Research Use in accordance with the scope of rights in Section 3b (Illumina Hardware). Customer agrees that Customer’s use of and disposition of the Existing Instruments is subject to the terms and conditions of this Agreement in addition to the original terms and conditions under which the Existing Instruments were purchased from Illumina (the “Instrument Terms”). In the event of any conflict between the Instrument Terms and the terms and conditions of this Agreement with respect to the Existing Instruments, the terms and conditions of this Agreement shall supersede and govern Customer’s use of and disposition of the Existing Instruments. Any use of the Existing Instruments outside of the scope of the rights expressly granted to Customer in Section 3(b) is a prohibited use and is a breach of this Agreement. Customer agrees that it will not use any such Existing Instrument for a prohibited use. Existing Instruments may be covered by one or more U.S. or foreign patents

d.	Software. All Software is licensed, not sold, to Customer, is non-transferable, non-sublicensable, and may be subject to additional terms found in the Software’s end user license agreement (“EULA”). Subject to the terms and conditions of the EULA and the terms and conditions of this Agreement (including without limitation, all restrictions in Section 5 and all Customer representations and warranties hereunder with respect to Products) Customer is expressly authorized to use Software provided by Illumina under this Agreement and provided by Illumina with Existing Instruments, as applicable, for Customer Use and Research Use, as applicable, when used with the Consumables and Illumina Hardware. For clarity, Software may be used for Customer Use and Research Use when used with Consumables and Illumina Hardware for Customer Use and Research Use as authorized by this Agreement.

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e.	[…***…] Agreement. Within […***…] of the Effective Date, the Parties shall negotiate and execute a […***…] Agreement. Subject to the terms and conditions of this Agreement, Customer and Illumina agree to comply with the terms of the […***…] Agreement during the Term (as defined herein). The Parties agree that the terms and conditions of the […***…] Agreement may be amended from time-to-time by representatives of the Parties’ respective […***…] departments; provided that, such amendments are done in writing and signed by such representatives.

f.	Service Contract. During the Term, Illumina shall offer and Customer shall purchase and maintain a Service Contract for all Illumina Hardware that Customer owns or uses. Existing service contracts that Customer has will terminate on the Effective Date and Illumina shall issue Customer a credit for any unused portion. Subject to the terms of the Service Contract and the terms and conditions of this Agreement, Illumina will, […***…]:

i.	[…***…] Spare Parts. Illumina will, […***…] spare parts for the Illumina Hardware used at […***…]. Such spare parts to be kept in stock shall include […***…] for […***…] HiSeq and other Illumina Hardware and Software. […***…] Customer and Illumina agree […***…] the terms and conditions of Illumina’s spare parts contract (Appendix II) will solely govern all matters pertaining to such spare parts.

ii.	[…***…].

iii.	Qualification Services. Installation Qualification, Operational Qualification and Instrument Performance Verification are available upon the Customer’s request at any time during the term of the Agreement. The Base Price for such services, as of the Effective Date, are set forth in Exhibit A-1. The descriptions of these services are listed below:

•	Installation Qualification: documentation that facilities in which the instrument has been installed are in accordance with requirements and safety regulations of the original manufacturer.

•	Operational Qualification: evaluates the correct functionality of the equipment under test by examining and quantifying the specifications after installation.

•	Instrument Performance Verification: ensures the accuracy of the instrument after a major service event or replacement of specific modules.

•	Feedback from the Customer on any of these procedures will be considered and may be incorporated into future releases. Customer and Illumina will agree upon the format for such feedback.

4. Additional Rights; Application Specific IP.

a.	Additional Rights. (a) Customer’s intended use of Products for Customer Use or Research Use during the Term may require that it obtain from third parties or from Illumina (or its Affiliates) additional rights or licenses above and beyond the rights under Core IP conferred in Section 3, including without limitation, rights to Application Specific IP, Affiliate Application Specific IP, and Third Party IP. Illumina does not guarantee or warrant that Customer’s intended use of Product will not infringe Application Specific IP, Affiliate Application Specific IP, or Third Party IP.

(b) Customer, not Illumina, is responsible for identifying and ensuring that it has rights or licenses to all Intellectual Property, including without limitation, Application Specific IP, Third Party IP, and Affiliate Application Specific IP that are required for Customer to use the Products as intended by Customer for Customer Use and Research Use without infringing such third party and Illumina Intellectual Property Rights, including the Intellectual Property Rights of Illumina’s Affiliates. Customer will obtain required rights to Third Party IP from a third party or required rights to Application Specific IP from Illumina or Affiliate Application Specific IP from Illumina’s Affiliate, or Customer will discontinue use of Products in a manner that infringes Third Party IP, Affiliate Application Specific IP, or Application Specific IP, as applicable. .

(c) Notwithstanding the foregoing, any future grant by Illumina to Customer of rights to Application Specific IP or Affiliate Application Specific IP will be […***…] granted, if at all, under a separate written agreement.

(d) Customer’s breach of any term or condition of this Section 4(a) is a breach of the Agreement.

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5. Limitations on Use.

a.	Limitations on Use.

i.	Customer agrees: (1) to use each Consumable only one time, (2) not to use non-Illumina reagents with Illumina Hardware, (3) to use the Products only within the scope of the rights expressly granted to Customer in Section 3 (Rights Accompanying Purchase), (4) to use the TG Consumables and Temporary Consumables only for Customer Use and Research Use, (5) to use the Non-TG Consumables only for Research Use, (6) to use Hardware and Software only for Customer Use when Hardware and Software is used with TG Consumables and Temporary Consumables, and (7) to only use Products in Customer’s Facilities. The limitations in (1)-(2) do not apply if the Specifications or Documentation for the applicable Consumable expressly states otherwise. […***…].

ii.	Customer agrees it will not, and it will not authorize any third party to, engage in any of the following activities: (1) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Product, (2) separate, extract, or isolate components of Product or subject Product or components thereof to any analysis not authorized in the Specifications or Documentation, (3) gain access to or attempt to determine the methods of operation of the Product, (4) grant a sub-license to any rights received hereunder, including to grant a sublicense to any Software or to any third-party software, or (5) transfer any Software to a third-party (including a Customer Affiliate). […***…].

iii.	Customer agrees it will not (1) use the Products for any use outside of Customer Use or Research Use, (2) use the Products in any manner that infringes, or is within the scope of, Application Specific IP including Affiliate Application Specific IP, unless it has received prior express written permission from Illumina under a separate written agreement or amendment to this Agreement to use the Products in a manner addressed in (1) or (2).

b.	Illumina Proprietary Information. Customer agrees that it shall only use the Illumina proprietary sequences (e.g., IllumiCode/Universal Sequences, Oligonucleotide Capture Sequences, adapter sequences, and such other proprietary sequences as Illumina may identify from time to time) with the Products. Customer agrees that the contents of and methods of operation of the Products are proprietary to Illumina and/or its Affiliates and contain or embody trade secrets of Illumina and/or its Affiliates.

c.	Unauthorized Uses. Customer agrees that (i) the activities described in Section 5a.i and Section 5a.ii (Limitations on Use) (A) are, without limitation, part of the bargained for conditions of sale of the Products, (B) are not included within the Customer Use or the Research Use or otherwise within the rights expressly provided to Customer pursuant to Section 3 (Rights Accompanying Purchase), and (C) each, including restrictions against the use of the Product to perform any of those activities, is an unauthorized use, may infringe Illumina Intellectual Property Rights, and is part of the bargained for conditions of sale of the Products; and (ii) any violation of or breach of any provision of this Section 5 or any use of the Products outside the scope of the rights expressly granted to Customer in Section 3 (Rights Accompanying Purchase) is a breach of this Agreement.

6. Forecasts for TG Consumables; Initial Shipment Date. Please refer to the example in Exhibit B when reading this Section.

a.	Forecast. Customer shall, […***…] being a “Forecast Due Date”), provide a written forecast detailing the quantity of TG Consumables, on a TG Consumable-by-TG Consumable basis, that Customer requires during […***…] following that Forecast Due Date (each a “Forecast”). For clarity, each Forecast starts with the […***…] Forecast Due Date. The general form of the Forecast along with an example of how forecasting works and when Purchase Orders (defined below) are to be provided is found in Exhibit B. The first Forecast is attached to this Agreement as Attachment I. For the avoidance of doubt, Illumina has no obligation to provide TG Consumables during any Forecast period ([…***…]) if Customer has not provided a Forecast for that period as required by the terms of this Agreement, including by Forecast Due Date.

i.	One Forecast per Calendar Month Only. Customer may only provide one Forecast per […***…]. If Customer provides more than one Forecast in any […***…] Illumina may elect to use any of the Forecasts provided in that […***…] and the one used by Illumina shall be binding on the Customer. Customer must provide a […***…] Forecast. If Customer does not provide a Forecast by the Forecast Due Date then Illumina, in its sole discretion, may consider the previously provided Forecast as the Forecast that is then due.

ii.	Initial Shipment Date. Notwithstanding anything in this Agreement to the contrary, Illumina makes no guarantee that it can ship TG Consumables earlier than […***…] from the Effective Date. For clarity, each Product has a unique catalog number (e.g., TG Consumables have a different catalog number than its corresponding Non-TG Consumable) and therefore Customer will only be required to pay the price associated with the TG Consumable when Customer is purchasing a TG Consumable.

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b.	Binding Commitments; Flexibility. The […***…] provided under this Agreement is a binding commitment by Customer to take receipt of and pay for that quantity and type of TG Consumables found in such […***…] (the “Binding Consumable […***…]”); provided that, the quantity of each TG Consumable (on a TG Consumable-by-TG Consumable basis) to be delivered in such […***…] may vary from the quantity of each TG Consumable (on a TG Consumable-by-TG Consumable basis) that were forecasted to be required in the same […***…] as found in prior Forecast ([…***…] of that prior Forecast) only by up to […***…]%.

c.	New TG Consumables. Any TG Consumables that are newly added to this Agreement shall initially be forecasted so that the quantities for purchase and delivery in the first […***…] are […***…].

d.	Temporary Consumables Forecast ([…***…]). Customer may, in its discretion, provide a forecast of its expected requirements for Temporary Consumables during […***…] of the Agreement.

7.	Pricing; Purchase Orders.

a.	Pricing. Customer shall pay the Net Price for Product. Unless expressly stated otherwise in this Agreement, (i) all prices are in USD, (ii) all payments must be made in USD.

b.	Purchase Orders.

i.	Purchase Orders and Acceptance. Customer shall order Product using written purchase orders (“Purchase Order(s)”). Purchase Orders shall state, at a minimum, the Illumina part number, the Illumina provided quote number (or other reference provided by Illumina), the quantity ordered, price, requested delivery date, and address for delivery. All Purchase Orders shall be sent to the attention of Illumina Customer Solutions or to any other person or department designated by Illumina in writing. Acceptance of a Purchase Order occurs when Illumina provides Customer a Sales Order Confirmation (“Order Confirmation”). Purchase Orders submitted in accordance with this Agreement will not be unreasonably rejected by Illumina.

ii.	TG Consumable Purchase Orders. The first Purchase Order for TG Consumables must be provided with the first Forecast. Subsequent Purchase Orders for TG Consumables must be provided on the Forecast Due Date and must be for a quantity of and type of TG-Consumables as found in the Binding Consumable […***…]. For the avoidance of doubt, Illumina has no obligation to provide TG Consumables found in the Binding Consumable […***…] if Customer has not provided a Purchase Order by the Forecast Due Date and the failure to provide a Purchase Order will not relieve Customer of any of its obligations arising from Forecasts and such failure may, among other things, result in a delay in delivery of Products to Customer. Each Purchase Order for TG Consumables must include a ship schedule, to be agreed to between Illumina and Customer, that details the quantity of and type of TG Consumables (on a TG Consumable-by-TG Consumable basis) that Customer requires in each calendar month that is covered by the Purchase Order (“Ship Schedule”). Illumina has no obligation to accept Purchase Orders that contain TG Consumables or quantities of TG Consumables that exceed what was forecasted by Customer (“Excess Orders”); provided that, Illumina […***…] reject such Excess Orders that do not […***…]% of the quantity forecasted unless Illumina agreeing to supply such excess quantity of TG Consumables (i) requires Illumina exercising anything […***…], or (ii) would impair Illumina’s ability to honor supply commitments to other customers. Such additional quantities of TG Consumables must be ordered by using Additional Purchase Orders (set forth below).

iii.	Additional Purchase Orders for TG Consumables. Illumina will, in its reasonable discretion, accept additional Purchase Orders for additional quantities of TG Consumables that were not within a given Forecast (“Additional Purchase Orders”). Ship dates and quantities of TG Consumables on any Additional Purchase Orders will be mutually agreed to in writing.

c.	Payment Instead of Taking TG Consumable. Illumina reserves the right to invoice Customer for […***…]% of the purchase price of any TG Consumables that Customer has a binding commitment to purchase under this Agreement (whether under a Forecast or a Purchase Order), but that Customer has not provided a Purchase Order for, or for which Customer is attempting to cancel the order or delivery for. If there is no applicable Purchase Order, the purchase price shall be the purchase price that would have applied under this Agreement had Customer placed a Purchase Order for such Consumables. […***…] failure to purchase Consumables under a binding commitment under this Agreement (whether under Forecast or a Purchase Order).

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d.	Inability to Supply due to Force Majeure; […***…].

i.	Inability to Supply due to Force Majeure. Subject to the terms and conditions of this Agreement, in the event Illumina is unable to perform its obligations under this Agreement due to a Force Majeure Event (defined in Section 22.j), […***…].

ii.	[…***…]. Subject to the terms and conditions of this Agreement, Illumina shall promptly notify Customer if Illumina reasonably believes that Illumina will not have sufficient capacity to supply Customer with the quantity of Products set forth in Customer’s most recent Forecast. In the event such capacity constraint exists, Illumina shall […***…].

e.	On Time Deliveries (Applicable to TG Consumables Only). The “Promised Delivery Date” for a TG Consumable shipped from Illumina’s facilities located in (i) the same country as Customer’s Facility shall be the date that is […***…], and (ii) a different country than Customer’s Facility shall be the date that is […***…] after the shipment date for such TG Consumable stated in the Order Confirmation; provided that, Customer and Illumina agree that the shipment date found in the Order Confirmation may be adjusted by mutual agreement of representatives of the Parties, such mutual agreement may be made via email, fax, or in a written and signed agreement. “[…***…]” means […***…] and no later than […***…] after the […***…]. Customer shall earn a credit in an amount equal to […***…]% of the Net Price for each […***…] that does not meet […***…]; provided that, […***…]. This Section 7e provides Customer’s […***…] in a timely manner under this Agreement. For the avoidance of doubt […***…]. Illumina shall provide Customer with […***…].

i.	Reporting Late Deliveries. Within […***…] of the end of each calendar quarter of this Agreement and within […***…] of termination or expiration of this Agreement (the “Due Date”), Customer will submit a written report to Illumina detailing […***…], and in the case of termination or expiration of this Agreement since the end of the last reporting period, for which Customer is seeking […***…] pursuant to Section 7e (the “Late Delivery Report”). The Late Delivery Report shall be sent in writing to: customerservice@illumina.com. The Late Delivery Report must include the following: […***…].

f.	[…***…]. Illumina will review the Late Delivery Report. In the event of any discrepancies the Parties will negotiate in good-faith to resolve the matter. Illumina will […***…] within […***…] of the Late Delivery Report; provided that, […***…].

8. Invoices; Payment; Taxes.

a.	Invoices and Payment. Illumina shall issue invoices upon shipment of Products. Invoices shall be sent to Customer’s accounts payable department, or any other address designated by Customer in writing. All payments by Customer on such invoices are due within […***…] after the date of the invoice. Any amounts not paid when due under this Agreement (other than amounts disputed by Customer in good-faith) will accrue interest at the rate of […***…]% per month, or the maximum amount allowed by law, if lower. In the event that any payment is not made within […***…] after receiving notice of the delinquency, Customer will be in breach of this Agreement and Illumina shall have the right to take any action allowed in law and in equity in addition to any rights under this Agreement, including without limitation, revoke the rights conferred and/or licenses given hereunder and suspend performance, including shipment, until all payments are made current. Customer shall pay for all costs (including reasonable attorneys’ fees) incurred by Illumina in connection with the collection of late payments. Each Purchase Order is a separate, independent transaction under this Agreement, and Customer has no right of set-off against other Purchase Orders or other transactions with Illumina. Customer agrees to pay for Products supplied hereunder in accordance with the terms and conditions of this Agreement. […***…] Upon such Illumina Hardware meeting such testing criteria, Customer shall sign a document indicating […***…] of such Illumina Hardware. Customer’s failure to sign such document when such Illumina Hardware meets […***…] shall be a material breach of this Agreement by Customer. Payments made by Customer on invoices for Illumina Hardware that are installed by Illumina are due the earlier of (i) […***…] or (ii) […***…]

b.	Taxes. All prices and other amounts payable to Illumina hereunder are exclusive of and are payable without deduction for taxes, GST, VAT, customs duties, tariffs or charges now or hereafter claimed or imposed by any governmental authority upon the sale of the Product, all of which will be added to the purchase price or subsequently invoiced to the Customer. With respect to New Zealand Customers only, Customer and Illumina agree that subsection 8(4) Goods and Services Tax Act 1985 does not apply.

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9. Shipping Terms; Title and Risk of Loss. Illumina agrees that Customer may choose the carrier for shipments. Unless otherwise agreed upon in writing, all shipments are made DAP (Incoterms 2010) at Customer’s address on the Purchase Order and Customer is responsible for freight and insurance which will be added to the invoice and paid by Customer, except that all shipments to member countries of the E.U. are made DDP (Incoterms 2010) at Customer’s address on the Purchase Order. In all cases title (except for Software and third-party software) and risk of loss transfers to Customer when Product is delivered to such address.

10. Consumable Shelf-life for TG Consumables. The TG Consumables shall have no less than […***…] shelf life at the time of shipment. Shelf-life will be pre-printed on the TG Consumable packaging.

11. Single Lot Shipments/ Kit Lot Testing for TG Consumables.

a.	Single Lot Shipments. Illumina shall ensure (i) each shipment of a given TG Consumable includes only such TG Consumable manufactured from the same lot, (ii) each lot of TG Consumables and lot of kits containing TG Consumables is assigned a unique manufacturing lot number, which is displayed on each component, and (iii) each kit in a kit lot is comprised of component of TG Consumables manufactured from the same lots.

b.	Kit Lot Testing. Illumina shall test each component reagent that comprises a given TG Consumable together with the other component reagents of that TG Consumable to ensure their functionality, unless sufficient data are available to demonstrate that a given component reagent, or component reagents, if quality tested independently, does not affect performance of the TG Consumable.

c.	Certificates of Analysis. Illumina shall, once made available for all TG Consumables as part of Illumina’s standard commercial offering for TG Consumables, provide a Certificate of Analysis for each lot of TG Consumables sold to Customer under this Agreement.

12. Changes to Certain Product; Discontinuations

a.	[…***…]. In cases where […***…] purchased under this Agreement is being […***…] out or there is a […***…] of such […***…] that results in a change to […***…], Illumina shall make […***…] to provide Customer with a […***…] advance notice […***…] to the […***…]. Illumina will notify Customer of the […***…] options available should Customer desire to replace such […***…]. This change notice will not apply to changes necessitated by causes beyond Illumina’s control or for changes necessary for safety which changes shall be communicated to Customer as soon as practicable after Illumina learns of the need for the changes through Illumina’s normal communication channels for changes.

b.	Discontinued/Changed TG Consumables. TG Consumables will not be manufactured in their current configurations indefinitely as a result of product life cycle or other business considerations. Accordingly, a given TG Consumable may be phased out of production and no longer available and/or there may be a new, reconfigured, or repackaged version of a TG Consumable that embodies a material change to form, fit or function of such TG Consumable (such discontinued or materially changed Consumable is referred to as a “Discontinued Consumable”). Any product or combination of products that is intended by Illumina to replace such Discontinued Consumable shall be referred to as a “Substitute Consumable.” In some instances a Substitute Consumable may differ from the Discontinued Consumable through changes in one or more components that comprised the Discontinued Consumable (“Changed Components”). In other instances the Substitute Consumable may represent a complete change from the Discontinued Consumable (“Complete Change”). In the case of a Discontinued Consumable that will have Changed Components, Illumina will use […***…] but no later than […***…] prior to the date that the Discontinued Consumable will no longer be available for purchase. Illumina will provide […***…]. In the case of a Discontinued Consumable that will have a Complete Change, Illumina will make the Substitute Consumable available for purchase by Customer […***…] no later than […***…] prior to the date that the Discontinued Consumable will no longer be available for purchase. Illumina will provide […***…] free of charge […***…]. Once a Discontinued Consumable is no longer available for purchase (either in the instance of a Complete Change or Changed Component), the Substitute Consumable will automatically be added to this Agreement as a Consumable and the Discontinued Consumable will be removed. The price for a Substitute Consumable will be […***…] for the Substitute Consumable. Use of Substitute Consumables shall be subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, if Illumina offers a product or combination of products that, […***…] Illumina may require Customer to begin purchasing such product in lieu of the Product and the Parties will work together […***…] to coordinate such transition and to modify the terms of this Agreement to reflect such change.

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13. Regulatory; Quality Audits.

a.	Research Use. Customer acknowledges that, unless expressly stated otherwise in writing by Illumina, the Products have not been subjected to regulatory review or approved or cleared by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic, or otherwise reviewed, cleared or approved under any statute, law, rule or regulation for any purpose, whether research, commercial, diagnostic or otherwise. The Products are labeled For Research Use Only. Illumina does not make any representation, warranty or covenant that pertains in any way to the regulatory status of the Products and Customer’s intended use for Customer Use.

b.	Regulatory Approvals. Customer, and not Illumina, is responsible for obtaining any and all regulatory approvals, licenses, and/or certifications necessary for Customer to use the Products as intended by Customer, including without limitation, for Customer Use or Research Use (“Regulatory Approvals”). Customer will ensure it has any regulatory approvals that are necessary for Customer’s intended use of the Products. Accordingly, Customer agrees to (i) diligently investigate and identify which Regulatory Approvals apply to Customer’s use of the Products, (ii) obtain and maintain all Regulatory Approvals throughout the time that Customer uses the Products, and (iii) use the Products in compliance with all applicable laws and regulations. Customer agrees to promptly disclose to Illumina any communication that it receives from a government body, agency, or other regulatory or accrediting body pertaining to the Products or Customer’s use of the Products.

c.	Quality Audits. Illumina agrees to allow Customer to audit Illumina’s operations that pertain to TG Consumables, upon […***…] prior written notice, during normal business hours, no more often than […***…], and at […***…], in order to satisfy its obligations under applicable law. The locations, times, dates, scope, and goals for such audits will be mutually agreed upon in writing between the Parties. Customer shall sign Illumina’s confidentiality agreement, if requested by Illumina, prior to conducting such audit.

14. Limitation of Liability.

EXCEPT WITH RESPECT TO ANY CLAIM OR LIABILITY ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH, WITHOUT LIMITATION, THE PURCHASE OR SALE OF THE PRODUCTS, THEIR USE, SUCH PARTY’S PERFORMANCE HEREUNDER OR ANY OF THESE TERMS AND CONDITIONS, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

EXCEPT WITH RESPECT TO THE PARTY’S INDEMNIFICATION OBLIGATIONS AND ANY CLAIM OR LIABILITY ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, EACH PARTY’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO [...***...].

THE LIMITATION OF LIABILITY IN THIS SECTION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THIS SECTION 14, TO THE CONTRARY, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY’S LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR […***…].

15. Limited Warranties. TO THE EXTENT PERMITTED BY LAW AND EXCEPT FOR THE EXPRESS LIMITED PRODUCT WARRANTIES SET FORTH IN SECTION 18 OF THIS AGREEMENT, ILLUMINA MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCTS OR ANY SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ILLUMINA MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE PRODUCTS FOR CUSTOMER’S INTENDED USES.

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16.	Confidentiality.

a.	Confidential Information. The Parties acknowledge that a Party (the “Recipient Party”) may have access to confidential or proprietary information (“Confidential Information”) of the other Party (the “Disclosing Party”) under this Agreement. In order to be protected as Confidential Information, information must be disclosed with a confidential or other similar proprietary legend and in the case of orally or visually disclosed Confidential Information, the Disclosing Party shall notify the Recipient Party of its confidential nature at the time of disclosure and provide a written summary that is marked with a confidential or other similar proprietary legend to the Recipient Party within […***…] (email acceptable). Confidential Information may include, but shall not be limited to, inventions, designs, formulas, algorithms, trade secrets, know-how, customer lists, demand forecasts, cost and pricing information, business and marketing plans, and other business, regulatory, manufacturing and financial information. This Agreement, including its terms and conditions is Confidential Information. During the term of this Agreement or […***…], whichever is longer, the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care. The Recipient Party shall disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, and Affiliates under written nondisclosure and restricted use terms consistent with this Agreement. The Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement. The Confidential Information shall at all times remains the property of the Disclosing Party. Upon the termination or expiration of this Agreement, the Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

b.	Exceptions. Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following: (i) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (ii) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or Affiliate by the Receiving Party; (iii) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (iv) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (v) information that the Recipient Party receives from a third party where Recipient Party reasonably believes such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.

c.	Disclosures Required by Law. The Recipient Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of law, or government regulation, including in connection with submissions to regulatory authorities with respect to the Products; provided that, the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in order to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

d.	Injunctive Relief. Each Party acknowledges that any use or disclosure of the other Party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party. Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at law or in equity, to seek injunctive relief against the breach or threatened breach of any obligations under this Section.

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e.	Disclosure of Agreement. Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that either Party may, to the extent required by applicable healthcare disclosure law, disclose this Agreement, its terms, its subject matter, including financial terms (e.g, Illumina’s compliance with the Sunshine Act).

17.	Indemnity; Insurance.

a.	Infringement. Subject to the terms and conditions of this Agreement, including without limitation, the Exclusions to Indemnification Obligation (Section 17(b) below), Indemnification by Customer (Section 17(c) below), Conditions of Indemnification Obligation (Section 17(e) below), and Customer’s obligations to obtain rights to Third Party IP pursuant to Section 4 (Additional Rights), Illumina shall (i) defend, indemnify and hold harmless Customer, its Affiliates, and their respective officers, directors, representatives and employees (each a “Customer Indemnitee”), against any claim or action brought by a third-party (who is not an Affiliate of Customer or an Affiliate of Illumina) as a result of the (A) Products when used for Research Use, and (B) Illumina Hardware, Software, TG Consumables, and Temporary Consumables when used for Customer Use, in accordance with the terms and conditions of this Agreement, infringing the valid and enforceable Intellectual Property Rights of a third party (who is not an Affiliate of Customer or an Affiliate of Illumina) (“Illumina Infringement Claim”), and (ii) pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against such Customer Indemnitee in connection with such Illumina Infringement Claim. If the Products or any part thereof, become, or in Illumina’s opinion may become, the subject of an Illumina Infringement Claim against Illumina (including its Affiliates) or Customer, Illumina shall have the right, at its option, to (A) procure for Customer the right to continue using such Products, (B) modify or replace such Products with substantially equivalent noninfringing substitutes, or (C) require the return of such Products that are or may become the subject of an Illumina Infringement Claim and terminate the rights, license, and any other permissions given hereunder with respect thereto and refund to Customer the depreciated value (as shown in Customer’s official records) of the returned Product at the time of such required return; provided that, no refund will be given for used-up or expired Consumables. This Section states the entire liability of Illumina for any infringement of third party Intellectual Property Rights.

b.	Exclusions to Indemnification Obligation. Illumina shall have no obligation under Section 17(a), including to defend, indemnify or hold harmless Customer or pay any settlements with respect to any Illumina Infringement Claim, to the extent such Illumina Infringement Claim arises from: (i) the use of the Products in any manner or for any purpose outside the scope of the rights, license(s), or permissions granted by Illumina to Customer with respect to the Products under Section 3 (Rights Accompanying Purchase), (ii) the use of the Products in any manner or for any purpose not in accordance with the Specifications or Documentation, (iii) the use of the Products in combination with any other products, materials, or services not supplied by Illumina, (iv) the use of the Products to perform any assay or other process not supplied by Illumina, (v) Illumina’s compliance with specifications or instructions for such Products furnished to Illumina by Customer or by a third party on behalf of Customer (e.g., custom goods), (vi) the use of the Products in any manner or for any purpose that requires rights to Application Specific IP, Affiliate Application Specific IP […***…] or (vii) Customer’s breach of any term or condition, including breach of a representation or warranty, made hereunder or included in this Agreement, wherein any use specified in (i), (ii), (iii) (iv) or (vi) is a use performed by Customer, its Affiliate, or a party to whom Customer or its Affiliate transfers Product (regardless of whether transfer is permitted under this Agreement) (each of (i) – (vii), are referred to as an “Excluded Claim”).

c.

Indemnification by Customer. Subject to the terms and conditions of this Agreement, including without limitation the Conditions of Indemnification provision below (Section 17e), Customer shall defend, indemnify and hold harmless Illumina, its Affiliates, their collaborators and development partners that contributed to the development of the Products, and their respective officers, directors, representatives and employees (“Illumina Indemnitee(s)”), against any third party claims, causes of action, and all liabilities, damages, fines, penalties, causes of action, and losses of any and every kind (“Claim”), including without limitation, claims relating to or arising out of personal injury or death, and claims relating to or arising out of infringement of a third party’s Intellectual Property Rights, to the extent a Claim results from, relates to, or arises out of (i) Customer’s breach of any term or condition, including breach of a representation or warranty made hereunder or included in this Agreement, (ii) Customer’s use of the

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Product outside of the scope of the rights, license(s), and permissions expressly granted to Customer with respect to such Product pursuant to Section 3 (Rights Accompanying Purchase), (iii) Customer’s use of a Product not in accordance with its Documentation or Specifications, (iv) any of the activities in (i) through (vii) of Excluded Claim, (v) Customer’s failure to obtain and maintain Regulatory Approvals, or (vi) any unauthorized use of the Products in any manner, or for any purpose that requires rights to Affiliate Application Specific IP, Application Specific IP, or Third Party IP.

d.	Further Indemnification by Illumina. In addition to and without limiting the obligations set forth under Section 17a and subject to the terms and conditions of this Agreement, including without limitation, the Conditions of Indemnification provision below (Section 17e), Illumina shall defend, indemnify and hold harmless each Customer Indemnitee against any Claims relating to or arising out of personal injury or death that results from Customer’s use of a defective Product purchased by Customer under this Agreement (“Personal Injuries”), specifically excluding any Personal Injuries (i) arising from or in any way relating to any actions (or inactions) taken by individuals or healthcare providers (e.g., persons, patients, physicians, healthcare providers) who receive results from Customer’s use of Products and (ii) that could have been avoided by Customer using reasonable measures..

e.	Conditions of Indemnification. The Parties’ indemnification obligations under this Section 17 are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of an Illumina Infringement Claim or Third Party Claim, as the case may be, (provided that a delay in providing shall not relieve the other Party of its indemnification obligations except to the extent it is prejudiced by such delay) (ii) giving indemnifying Party exclusive control and authority over the defense of such Claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent not to be unreasonably withheld, conditioned, or delayed, and (v) providing all reasonable assistance to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance). An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, or settle a dispute without the prior written consent of the indemnified Party, which consent not to be unreasonably withheld, conditioned, or delayed.

f.	Third-Party Goods. Notwithstanding anything in this Agreement to the contrary, Illumina shall have no indemnification obligations with respect to any goods or software originating from a third party and supplied to Customer under this Agreement. Third-party goods are those that are labeled or branded with a third-party’s name. Customer’s sole right to indemnification with respect to such third party goods or software shall be pursuant to the original manufacturer’s or licensor’s indemnity, if any, to Customer, to the extent provided by the original manufacturer or licensor.

g.	Insurance. Customer shall obtain and maintain insurance coverage as follows: (i) a policy for liability (including professional and errors & omissions) in the amount of no less than […***…] per occurrence, and (ii) separately a policy for commercial general liability and public liability insurance (that excludes product liability) in the amount of no less than […***…], in the case of each of (i) and (ii) to protect the Illumina Indemnitees under the indemnification provided hereunder. Illumina shall be an additional insured on Customer’s insurance policy or policies and, upon request, Illumina shall be provided appropriate certificates of insurance. Such policies shall provide a waiver of subrogation against Illumina as an additional insured and contain no cross-liability exclusion. Customer agrees that the Parties intend that Customer’s insurance coverage will be primary over any other potentially applicable insurance. Customer shall ensure that any umbrella or excess liability coverage shall not treat the naming of Illumina as an additional insured as a coverage change that voids or terminates such coverage. The policies may not be cancelled or amended without […***…] prior written notice to Illumina, and the policies should so state. Customer shall maintain such insurance at all times during the Agreement and for a period of […***…].

18. Warranty for Products. All warranties are personal to Customer and may not be transferred or assigned to a third-party, including an Affiliate of Customer. All warranties for Products are Facility specific and do not transfer if the Product is moved to another Facility of Customer, unless Illumina conducts such move. These warranties only apply to Products purchased under this Agreement.

a.

Warranty for Consumables. Illumina warrants that TG Consumables, other than custom TG Consumables, will have no less than […***…] shelf-life at the time of shipment from Illumina and conform to their Specifications until the later of (i) […***…] from the date of shipment from Illumina, and (ii) […***…] by Illumina, but in no event later than […***…] from the date of shipment. Illumina warrants that Non- TG Consumables, other than custom

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Non-TG Consumables, will conform to their Specifications until the later of (i) […***…] from Illumina, and (ii) any expiration date or the end of the shelf-life pre-printed on such Non-TG Consumable by Illumina, but in no event later than […***…]. With respect to custom Consumables (i.e., Consumables, whether they are TG Consumables or Non-TG Consumables) made to specifications or designs made by Customer or provided to Illumina by, or on behalf of, Customer, Illumina only warrants that the custom Consumables will be made and tested in accordance with Illumina’s standard manufacturing and quality control processes. Illumina makes no warranty that custom Consumables will work as intended by Customer or for Customer’s intended uses.

b.	Warranty for Hardware. Illumina warrants that Illumina Hardware, other than Upgraded Components, will conform to its Specifications for a period of […***…] from Illumina unless the Illumina Hardware includes Illumina-provided installation in which case the warranty period begins on the date of installation or […***…], whichever occurs first (such warranty to be known as the “Base Hardware Warranty”); provided that, the Base Hardware Warranty period for Illumina Hardware that requires Customer’s signature of document after passing certain testing criteria starts on the date that the Illumina Hardware passed such testing criteria. “Upgraded Components” means Illumina-provided components, modifications, or enhancements to Hardware that was acquired by Customer prior to the date Illumina provides these Upgraded Components. Illumina warrants that Upgraded Components will conform to their Specifications for a period of […***…]. Upgraded Components do not extend the warranty for the Hardware unless the upgrade was conducted by Illumina at Illumina’s facilities in which case the upgraded Hardware shipped to Customer comes with a Base Hardware Warranty.

c.	Exclusions from Warranty Coverage. The foregoing warranties in Section 18(a) and (b) shall not apply to the extent a non-conformance is due to (i) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation (misuse includes use of a Consumable more than one time), (ii) improper handling, installation, maintenance, or repair (other than by Illumina personnel), (iii) unauthorized alteration, (iv) acts of God, including without limitation, fire, flood, tornado, earthquake, hurricane, lightning, threat of or actual acts of terrorism or war, or (v) use with a third party’s good not provided by Illumina (unless its Documentation or Specifications expressly state such third party’s good is for use with it).

d.	Sole Remedy. In the event Product does not conform to warranty, Illumina will repair or replace the Product, the choice being in its discretion. The following states Customer’s sole remedy and Illumina’s sole obligations under the foregoing warranties.

i.	Consumables. Illumina will repair or replace the Consumable in its discretion. Repaired Consumables come with a warranty that is […***…] or the […***…], whichever is longer, and replaced Consumables come with the same warranty as a new Consumable. With respect to replaced TG Consumables, Illumina will use commercially reasonable efforts to provide replacement TG Consumables in Customer’s next scheduled shipment where single lot per shipment can be maintained.

ii.	Hardware. Illumina will repair or replace the Hardware its discretion. Illumina Hardware may be repaired or replaced with functionally equivalent, reconditioned, or new Illumina Hardware or components (if only a component of Illumina Hardware is non-conforming). If the Illumina Hardware is replaced in its entirety, the warranty period for the replacement is […***…], whichever is later. If only a component is being repaired or replaced, the warranty period for such component is […***…], whichever is longer.

e.	Procedure. In order to be eligible for repair or replacement under this warranty Customer must (i) promptly contact Illumina’s customer support department to report the non-conformance, (ii) cooperate with Illumina in the diagnosis of the non-conformance, and (iii) return the Product, transportation charges prepaid, to Illumina following Illumina’s instructions or, if agreed by Illumina, grant Illumina’s authorized repair personnel access to this Product in order to confirm the non-conformance and make repairs.

f.	Third-Party Goods. Illumina has no warranty obligations with respect to any goods or software originating from a third party and supplied to Customer under this Agreement. Third-party goods or software are those that are labeled or branded with a third-party’s name. The warranty for third-party goods or software, if any, are provided by the original manufacturer. Illumina will cooperate with Customer in filing any warranty claims with such third-parties.

19.	Term; Cancellation; Termination.

a.	Term. This Agreement shall commence on the Effective Date and terminate 5 years thereafter (the “Term”) unless otherwise terminated early as provided hereunder.

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b.	Cancellation of Orders. All Purchase Orders accepted by Illumina are non-cancelable by Customer and may not be modified without the prior written consent of Illumina.

c.	Termination. Without limiting any other rights to terminate expressly provided in this Agreement or under law, this Agreement may be terminated early as follows:

i.	Breach of Agreement. If either Party materially breaches this Agreement and fails to cure such breach within […***…] after receiving written notice of the breach, the non-breaching Party shall have the right to terminate this Agreement by providing written notice to the other Party. The Parties agree that a material breach of Section 3.a (Rights Accompanying Purchase – Consumables), 3.b (Rights Accompanying Purchase – Illumina Hardware and Software), 3.c (Existing Instruments), 5 (Limitation on Use), 17.g (Insurance), 22.g (Assignment) or 22.h (Export) is a material breach of this Agreement.

ii.	Bankruptcy. Either Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within […***…]. In the event of any bankruptcy or insolvency proceeding commenced by or against Customer, Illumina shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved.

iii.	Continuous Supply Failure. Subject to the terms and conditions of this Agreement, Customer may terminate this Agreement early by providing […***…] prior written notice in the event Illumina does not provide TG Consumables or Temporary Consumables for valid Purchase Orders accepted by Illumina for a period of […***…].

d.	Right to Cease Delivery. In addition to any other remedies available to Illumina under this Agreement, in equity, or at law, Illumina reserves the right to cease shipping Product to Customer immediately if Customer (1) uses the Product outside the scope of the rights expressly conferred to Customer pursuant to Section 3 (Rights Accompanying Purchase) of this Agreement, (2) fails to pay undisputed invoices that are […***…] past due, (3) materially breaches any provision of Section 5, or (4) materially breaches any Customer representation or warranty made hereunder.

20. Survival of Obligations All provisions of this Agreement that by their nature should survive termination or expiration of the Agreement shall survive termination or expiration, including without limitation, Sections 1 (Definitions), 2.a (Applicability of Terms and Conditions – Exclusive Terms), 3.a (Rights Accompanying Purchase – Consumables), 3.b (Rights Accompanying Purchase – Illumina Hardware and Software), 3.d (Rights Accompanying Purchase – Software), 4.a. (Additional Rights), 5 (Limitations on Use), 7.a (Pricing; Purchase Orders – Pricing), 7.c (Pricing; Purchase Orders – Payment Instead of Taking TG Consumable), 7.e,( (Pricing; Purchase Orders – On Time Deliveries) 8 (Invoices; Payment; Taxes), 9 (Shipping Terms; Title and Risk Loss), 13.a (Regulatory; Quality Audits – Research Use), 13.b (Regulatory; Quality Audits – Regulatory Approvals), 14 (Limitation of Liability), 15 (Limited Warranties), 16 (Confidentiality) , 17 (Indemnity; Insurance), 18 (Warranty for Products), 19 (Term; Cancellation; Termination), 20 (Survival of Obligations), 21 (Governing Law), and 22 (Miscellaneous), and all payment obligations incurred hereunder. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

21. Governing Law. This Agreement and performance by the Parties hereunder shall be construed in accordance with the laws of the State of New York, U.S.A., without regard to provisions on the conflicts of laws.

22.	Miscellaneous.

a.	Representations and Warranties.

i.	Customer. Customer represents and warrants that (i) it owns or leases the Facilities; (ii) it has the right and authority to enter into this Agreement; (ii) it has all rights and licenses necessary to purchase and use the Products; (iii) it does not require a license to any Illumina Application Specific IP, including without limitation, any Affiliate Application Specific IP in order to use the Products; (iv) when performing Customer Use, it will only use the TG Consumables and Temporary Consumables; (v) it will use the Non-TG Consumables only for Research Use; and (vi) the person(s) signing this Agreement on its behalf has the right and authority to bind Customer to the terms and conditions of this Agreement.

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ii.	Illumina. Illumina represents and warrants that (i) it has the right and authority to enter into this Agreement, (ii) it has all rights and licenses necessary to sell the Products in accordance with the terms and conditions of this Agreement, and (iii) the person signing this Agreement on its behalf has the right and authority to bind Illumina to the terms and conditions of this Agreement.

b.	Customer Inventory of Spare Parts. If Customer and Illumina agree to house spare parts for Illumina Hardware at Customer’s Facility the terms and conditions of Appendix II shall govern such spare parts. In the event of any conflict between the terms and conditions of Appendix II and the terms and conditions of this Agreement, the terms and conditions of Appendix II shall supersede.

c.	Illumina Affiliates. Customer agrees that Illumina may delegate its performance under this Agreement to one or more of its Affiliates. Illumina invoices and other documentation may come from an Illumina Affiliate and Customer shall honor those just as if they came directly from Illumina.

d.	Legal Compliance. Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with all applicable laws, regulations, or governmental orders.

e.	Documentation; Hierarchy of Documents. Customer agrees that it shall use the Documentation in accordance with the restrictions set forth therein (e.g., restrictions against altering, modifying or copying, or removing the Documentation from Customer’s facility), and further agrees that it will use Products in accordance with the Product Documentation. Notwithstanding anything to the contrary in the Documentation, Specifications, or EULA in the event of inconsistency between the terms and conditions of this Agreement and the term of such documents, the terms and conditions of this Agreement shall supersede and control. In no event will any such documents […***…] when such use otherwise complies with this Agreement. Permitted copies of the Documentation shall include Illumina’s copyright and other proprietary notices.

f.	Severability; No Waiver. If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The failure of either Party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.

g.	Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that no consent shall be required for any assignment in connection with any merger, acquisition or the sale of all or substantially all of the stock or assets of a Party to a party that agrees in writing to be bound by the terms and conditions of this Agreement, and […***…], and (ii) Illumina may assign this Agreement to any Affiliate without Customer’s written consent. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

h.	Export. Customer agrees that the Consumables, or any related technology provided under this Agreement may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the regulations and laws of another country). Customer agrees not to export or re-export the Consumables, or any related technology into any country in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

i.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed received when (i) delivered personally; (ii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 days for international mail); or (iii) 1 day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, 2 days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt. All notices shall be sent to the following or any other address designated by a party using the procedures set forth in this Sub-Section:

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If to Illumina: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: Sr. VP. Translational Consumer Genomics	If to Customer Foundation Medicine Inc One Kendall Square, B3501 Cambridge MA 02139 Attn: Chief Business Officer

With a copy to:	With a copy to:

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel	Foundation Medicine Inc One Kendall Square, B3501 Cambridge MA 02139 Attn: General Counsel

j.	Force Majeure. Neither Party shall be responsible for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes […***…], failure or delay in delivery by Illumina’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or the other Party’s fault or negligence (a “Force Majeure Event”). In the event of any delay caused by a Force Majeure Event, the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay. Notwithstanding anything in this Agreement to the contrary, Customer’s payment obligations are not affected by this provision.

k.	Entire Agreement; Amendment; Waiver. This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. No amendment to this Agreement will be effective unless in writing and signed by both Parties. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party. Customer agrees that (i) actual knowledge by Illumina, Illumina’s Affiliates, or their respective directors, officers, employees, or agents that Customer is using Product in any manner or for any purpose outside the scope of the rights expressly granted to Customer in Section 3 (Rights Accompanying Purchase) does not (A) waive or otherwise limit any rights that Illumina, or Illumina’s Affiliates, may have as a result of such use of the Product, including without limitation, any rights or remedies available under the terms and conditions of this Agreement, and any rights or remedies available at law or in equity, (B) grant Customer a license to any intellectual property owned or controlled by Customer or Customer’s Affiliates whether by implication, estoppel, or otherwise with respect to such use of the Product, and (ii) any trade usage, and any course of performance or course of dealing between Illumina and Customer, will not be used to interpret the terms and conditions of this Agreement, including without limitation, the scope of the rights for Product conferred under Section 3 (Rights Accompanying Purchase).

l.	Relationship of the Parties; No Third-Party Beneficiaries. The Parties are independent contractors under this Agreement and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, as granting either Party the authority to bind or contract any obligation in the name of the other Party, or to make any statements, representations, warranties or commitments on behalf of the other Party.

m.

Publicity; Use of Names or Trademarks; Disclosure of Agreement. Each Party shall obtain the prior written consent of the other on all press releases or other public announcements relating to this Agreement, including its existence or its terms; provided that, Customer may issue a press release relating to the execution of this Agreement promptly following the Effective Date, the form and substance of which shall be mutually agreed upon by the Parties. Notwithstanding any of the foregoing, if required by law, including without limitation by the U.S. Securities and Exchange Commission or any stock exchange or Nasdaq, then a Party may issue a press release or other public statement regarding this Agreement or file a copy of this Agreement as an exhibit to a public filing; provided that, the other Party has received prior written notice of such intended press release, public statement or disclosure and an opportunity to seek a protective order or confidentiality treatment if practicable under the circumstances and the right to propose redactions to this Agreement if it is to be filed as an exhibit to a public filing and such proposals not to be

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unreasonably refused, and the Party subject to the requirement cooperates with the other Party to limit the disclosure and includes in such press release, public statement or disclosure only to the minimum amount of information relating to this Agreement as is required by such law. Except as required by applicable law or regulations, neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

n.

Headings; Interpretation; Miscellaneous. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof. This Agreement has been negotiated in the English language. Any translation is for convenience only. Only the English language version shall control. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders. As used in this Agreement except as the context may otherwise require, “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously. Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States, and any reference to “calendar month” shall be to the month and not a 30 day period, and any reference to “calendar quarter” shall mean the first 3 calendar months of the year, the 4-6th calendar months of the year, the 7-9th calendar months of the year, and the last 3 calendar months of the year. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty. It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to interpret or alter the terms of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Illumina is constantly innovating and developing new products or new versions of products. If specific products are listed in this Agreement, Illumina is not guaranteeing that the specific products will be manufactured throughout the Term.

o.	Counterparts. This Agreement may be executed in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

Customer:		Illumina:

By:	/s/ Steven J. Kafka	By:	/s/ Nicholas Naclerio
Name:	Steven J. Kafka, Ph.D.	Name:	Nicholas Naclerio
Title:	Chief Operating Officer	Title:	SVP Corporate & Venture Development

Date:	24 July 2013	Date:	7/25/2013

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Exhibit A

Products

Product Prices […***…].

All Product prices in the tables below are at the List Price in effect on the Effective Date. List prices […***…]. Discounts are calculated as set forth in Exhibit A-1.

Only those Products listed in this Exhibit, as may be amended from time-to-time in writing by the Parties, may be purchased under this Agreement.

Consumables

TG Consumables Parts and Prices

TG Part Number	Description	List Price
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

Non-TG Consumables (solely for Research Uses) Parts and Prices

[…***…] provided that, any purchases of Non-TG Consumables shall be subject to the terms and conditions of this Agreement.

Temporary Consumables

Part Number	Description	List Price
[...***...]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]

*	Temporary Consumables […***…] pursuant to the terms and conditions of this Agreement.

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Illumina Hardware

Part Number	Description	List Price
[...***...]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]

Service Contract Pricing

Part Number	Description	List Price
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

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Exhibit A-1

Product Discounts

Quotes

First Quote. As used herein, price refers to Net Price. Illumina will provide Customer a quotation referencing this Agreement and specifying the price for each Consumable (the “First Quote”). The First Quote and pricing found therein expires at the end of the […***…] (e.g., […***…]) of the Agreement and sets forth the pricing that will be used on all Purchase Orders that are provided by Customer prior to the end of such period. The Purchase Orders placed against the First Quote must reference the First Quote and this Agreement to be valid. The pricing for the First Quote will be determined using the Consumable pricing formula set forth below. Subject to the terms and conditions of this Agreement, if Customer desires to purchase additional Consumables that are available for purchase under this Agreement Customer may request a quote for those additional Consumables and Illumina shall provide an updated First Quote to Customer.

[…***…] Quotes for Consumables. As used herein, price refers to Net Price. No later than […***…] prior to the start of each […***…] (i.e., […***…]) of this Agreement (each a “[…***…]”), Illumina will issue a quotation referencing this Agreement and […***…] (the “[…***…] Quote”). Each […***…] Quote and pricing found therein expires at the end of the […***…] that starts following the date the […***…] Quote is due and sets forth the pricing that will be used on all Purchase Orders that are provided by Customer prior to the end of such […***…]. The Purchase Orders placed against each […***…] Quote must reference the […***…] Quote and this Agreement to be valid. The pricing for […***…] Quotes will be determined using the Consumable pricing formula set forth below. Subject to the terms and conditions of this Agreement, if Customer desires to purchase additional Consumables that are available for purchase under this Agreement Customer may request a quote for those additional Consumables and Illumina shall provide an updated […***…] Quote to Customer.

Consumable Pricing Formula

Customer’s purchase price for Consumables will be […***…] the amount calculated using Discount Formula A and Discount Formula B.

Discount Formula

A*	The purchase price equals […***…].

B	The purchase price equals […***…].

*	This discount formula will terminate and no longer be available as of […***…]

Consumable Discount
Consumable Spend	Discount off of Base Price
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Illumina Hardware Discount

Customer’s […***…].

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Illumina Hardware and Service Contract Discount

Tier	Hardware	Qty.	Discount off of Base Price
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

Illumina Qualification Services Price Table

Instrument	Single Certification per Instrument (IQ, OQ or IPV)	Bundled Certification per Instrument (IQ/OQ only)
[...***...]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]

Illumina Service Contract Discount

Instrument Number	Discount off […***…] Price
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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Exhibit B

Form of Forecast

Example Only

[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…] […***…] […***…] […***…]

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Attachment 1

First Forecast

TG Consumables Only

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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Appendix I

Service Contract

The following section outlines the components of Gold Platinum and Decided On-Site Service levels. Gold and Platinum Service Contracts are for a period of 12 months and must be renewed prior to their expiration by placing a Purchase Order with Illumina. The […***…] Service level requires […***…], as well as the purchase of a Parts-Only contract per instrument.

1.	Gold, Platinum and Dedicated On-Site Service Levels.

1.1.	Technical Support Coverage

The technical support hours available to the Customer are outlined in the table below. As services or times change going forward, the customer will be notified.

Time (EST)	Method of Contact	Contact Information	Location of Support Group
8 AM – 10 AM	E-mail with call back	[…***…]	East Coast
10 AM – 8 PM	Direct Phone	[…***…]	WestCoast

Weekday holiday coverage is available via email and limited phone replies. Currently there is no […***…] Technical Support available over […***…]. Additional coverage options are […***…], and Illumina […***…] the Customer […***…] of any changes made in the future.

1.2.	Gold Level. The Gold Service level provides the Customer with full coverage on all service parts and labor as well as 5 x 24 e-mail support and 5 x 18 telephone support (instrument, applications, and bioinformatics). This service level also includes a two business day average on-site response time from Technical Support dispatch, hardware and software critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs; provided that, Illumina’s technical support group is notified of the dispatch request prior to […***…]. The Gold Service Level also includes […***…].

1.3.	Platinum Level. This Platinum Service level provides the Customer with full coverage on all service parts and labor as well as 5 x 24 e-mail support and 5 x 18 telephone support (instrument, applications, and bioinformatics). This service level also includes one business day average on-site response time from Technical Support dispatch, hardware and software critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs; provided that, Illumina’s technical support group is notified of the dispatch request prior to […***…]. This Platinum Service contract includes […***…].

1.4	Dedicated On-Site Service Level. Customer may upgrade its desired Service Level at any time during the Term to the Dedicated On-Site Service Level as described below upon providing written notice to Illumina, in which event Customer will be obligated to (i) pay Illumina […***…]. At Customer’s request prior to upgrading its Service Level to the Dedicated On-Site Service Level, Illumina will provide Customer with information regarding the quantity and cost of spare parts used by Customer historically to enable Customer to evaluate whether it desires to upgrade to the Dedicated On-Site Service Level.

Dedicated On-Site Service Contract which supplies the Customer with a qualified dedicated Field Service Engineer that will be staffed at the Customer Facility on a full time basis. This level of support requires a Parts-Only contract agreement for each instrument placed under this level of support and a […***…]. After […***…] Customer may cancel the Dedicated On-Site Service and revert to Gold or Platinum Service with […***…] days prior written notice to Illumina. This Service Level includes hardware and software critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs. The Dedicated On-Site Service Level also includes […***…] preventative maintenance services a year. The standard hours of the Dedicated On-Site Field Representative will be determined jointly by the Customer and Illumina at the start of the Dedicated On-Site Service.

1.5	If Customer is a Gold Service Level customer, […***…]. Under these Service Terms Customer will receive a response from the appropriate Field Service Engineer, Customer Solutions representative or Technical Support staff (as applicable) within 4 hours of notification by Customer, provided that Customer provides such notification within the hours specified in Section 1.1. above.

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1.6.	In the event of an instrument that has seen […***…] and continues to be […***…] after […***…] attempts, the decision to remedy the issue by replacing the instrument will be at the discretion of the Director of Service Business, Director of Field Service and Regional Manager of Field Service.

1.7.	All service events will be logged and documented in Field Visit Reports that will be provided to the Customer by the Field Representative upon conclusion of each service event and will also be made available to Customer in electronic format. These reports will outline (i) the diagnostic testing performed on each instrument to determine the underlying issue (ii) all repairs done on the instrument and any parts replaced and (iii) all verification performed during the service to ensure sufficient repair and functionality of the instrument. .

1.8.	The Customer will be notified of any new updates or major changes to instrumentation and a basic explanation of the changes will be provided upon request. If additional Customer on-site training is requested, the Customer is able to purchase FAS visits on an hourly basis. In addition, training services that are available to the Customer can be found at www.illumina.com under the Support > Training > Course Catalog link. Illumina will work closely to ensure these needs are met.

1.9.	Site Installed Base Description

Asset Name	Asset Description	Installation Date	Service Level	Expiration Date
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Illumina’s Service Contracts are subject to the following terms, conditions, and limitations.

1.	Definitions. “Covered Hardware” means those portions of the Hardware that are covered by a Service Contract purchased by Purchaser hereunder. “Current Specifications” means Seller’s written specifications for the Covered Hardware that apply to such Covered Hardware as provided in the Service Contract that is purchased hereunder, but only if the purchased Service Contract provides that the Covered Hardware will conform to current specifications rather than the Original Specifications. “Purchaser” means the person or entity acquiring the Service Contract from Seller. “Documentation” means Seller’s user manual, package insert, and similar documentation, for the Covered Hardware in effect on the date that such Covered Hardware shipped from Seller. Documentation may have contained additional terms and conditions that are hereby incorporated herein by reference. Documentation may have been provided (including by reference to a website) with the Covered Hardware at time of shipment or provided electronically from Seller. “EULA” means the end user license agreement for Software. “Facility” means the physical address where Covered Hardware is located. “Hardware” means Seller branded instruments, accessories, or peripherals. “Original Specifications” means Seller’s written specifications for the Covered Hardware in effect on the date that such Covered Hardware shipped from Seller. “Original Terms” means the Seller terms and conditions of sale in effect on the date the Covered Hardware was shipped from Seller setting forth the terms and conditions of Purchaser’s purchase and use of such Covered Hardware, components thereof, and Software. “Quotation” means a written quotation provided by Seller to Purchaser for the Service Contract. “Seller” means Illumina. The Selling entity is identified on the quotation, order acknowledgment or similar communication, or Seller website if the order is being placed electronically at Seller’s website. “Specifications” means the Current Specifications or the Original Specifications, as applicable; provided that, Specifications shall in all cases refer to the Original Specifications unless otherwise set forth in the Service Contract. “Site” means the smallest definable room that contains the Covered Hardware. “Software” means Seller branded software provided by Seller with the Covered Hardware. All Software is licensed and not sold and may be subject to additional terms found in the Software’s end user license agreement. “Term” means the length of the term of the Service Contract.

2.	Term. All Service Contracts are for a period of 12 months, unless otherwise agreed to in writing by Seller or as set forth in the relevant Quotation.

3.

Response Time and On-site Support. Seller will use commercially reasonable efforts to respond to Purchaser’s requests for service within the time period specified in the Service Contract. All requests for service must be made through Seller’s customer support organization (“Purchaser Solutions”). Please refer to Seller’s website for

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Purchaser Solutions contact information. Seller reserves the right to provide service and support by any method in its sole discretion, including but not limited to, remote instruction via telephone, Internet or email, mailing to Purchaser replacement parts or test equipment, exchanging Purchaser’s component equipment with loaner equipment while repairs are being made, and deploying service or applications personnel for on-site services. Other than installation and preventative maintenance visits, Seller shall determine in its sole discretion whether and when any personnel or replacement parts or equipment are to be sent to Purchaser’s site. Seller shall respond to Purchaser’s request for support in accordance with the average response time specified in the Service Contract. Seller will provide a minimum number of on-site support visits as specified in the Service Contract if the Purchaser has identified a specific need that can be fulfilled by the visit and if the Purchaser has made reasonable accommodation for scheduling the visit. If no need is identified and the timing of any visit cannot be scheduled at a mutually-agreeable date and time, Seller may provide fewer visits than prescribed in the Service Contract.

4.	Software Support. During the Term, Seller shall use commercially reasonable efforts to provide all Software updates and qualified Software upgrades in accordance with the terms of the Service Contract as such materials become commercially available for distribution. Purchaser’s use of all Software, updates, and upgrades of Software shall be subject to this Agreement, the Original Terms, and the applicable EULA.

5.	Hardware Support. During the Term, Seller shall use commercially reasonable efforts to install mandatory Hardware updates in accordance with the terms of the Service Contract as such materials become available for distribution. Whether a Hardware update is mandatory shall be determined by Seller in its sole discretion. Seller shall reschedule Hardware updates to coincide with preventive maintenance visits. If Purchaser requests that such Hardware updates occur at a time or date other than during preventive maintenance visits, Seller may, at its sole discretion, charge Purchaser for any costs and expenses incurred in connection with such Hardware update visit. All updated Hardware and components thereof and Purchaser’s use of the same shall be subject to this Agreement and the Original Terms.

6.	Hardware Repairs. Seller shall use commercially reasonable efforts to repair Covered Hardware reported by Purchaser and deemed inoperable by Seller’s Purchaser Solutions personnel. Seller’s sole obligation hereunder is to provide parts and labor according to the terms of the Service Contract and is limited to only repair or replacement of Seller branded parts originally provided by Seller to Purchaser. All repaired or replaced items and Purchaser’s use of the Covered Hardware including the repaired or replaced components shall be subject to this Agreement and the Original Terms. For clarity, repaired or replaced items will be warranted to conform to the Specifications for 90 days from the date of installation or repair of such repaired or replaced item.

7.	Documentation Updates. Seller shall use commercially reasonable efforts to provide updates to Documentation according to the terms of the Service Contract as they become available for distribution. Whether a Documentation update is mandatory shall be determined by Seller in its sole discretion. All updates to Documentation and Purchaser’s use of the Documentation shall be subject to this Agreement and the Original Terms.

8.	Replacement Parts. All replacement parts and components provided by Seller will be new or refurbished, in Seller’s sole discretion, and shall be furnished on an exchange basis. All Hardware or components thereof or other parts removed for replacement shall become the property of Seller. All replaced parts and components and Purchaser’s use of the Covered Hardware including the replaced parts and components shall be subject to this Agreement and the Original Terms. For clarity, repaired or replaced items will be warranted to conform to the Specifications for […***…] from the date of installation or repair of such repaired or replaced item.

9.	Loaner Hardware. Seller may choose to provide, in its sole discretion, loaner hardware or components to Purchaser to substitute for the Covered Hardware or a component thereof, while service is being provided. Seller will be responsible for all costs associated with the shipment of such loaner hardware or components to Purchaser’s Site, exclusive of any taxes or duties, which are the sole responsibility of Purchaser. Loaner hardware or components shall be certified by Seller’s Purchaser Solutions using the same criteria as used for new hardware or components. Loaner hardware or components shall remain the sole property of Seller, and must be returned within 30 days of Seller’s request. Purchaser’s use of loaner hardware or components shall be subject to Seller’s current terms and conditions of sale that apply to such loaner hardware or component.

10.

Preventative Maintenance Visits. Seller will provide a preventative maintenance on-site visit according to the terms of the Service Contract, which may result in two to three days of system down time to Purchaser. Seller shall cooperate with Purchaser to schedule such preventative maintenance visits at a time that is mutually convenient for both parties. All such preventative maintenance services will be provided by Seller designated service personnel. All travel, labor and parts/materials expenses associated with prescribed preventative maintenance visits, visits to service, repair or replace covered items, and applications support visits as provided for in the Service Contract are included in the price set forth for such Service Contract. Preventative maintenance services include testing and adjusting the Covered Hardware to the Specifications. If any preventative maintenance visit within the Term is precluded due to Purchaser’s inability to provide a sufficient time period for such services and down time, Seller

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shall not be obligated to provide a substitute preventative maintenance visit. Seller shall not be liable for any economic, consequential, incidental, special or other damages or losses of any kind resulting from the down time during such preventative maintenance visits.

11.	Purchaser Responsibilities.

a.	Proper Use: The performance of Covered Hardware when operated in corrosive environments, or in conditions, or in a manner, outside of the Specifications including Seller’s site requirements found in the Documentation or not in accordance with its Documentation may have their performance adversely affected, and are therefore not guaranteed hereunder. The Purchaser agrees to use the Covered Hardware in a safe and reasonable manner pursuant to the Documentation and the Original Terms.

b.	Access: The Purchaser will provide Seller with access to the Covered Hardware along with adequate working space and facilities within a reasonable distance of the Covered Hardware. Access will also be provided to all information and facilities that are reasonably necessary for Seller to service the Covered Hardware.

c.	Data Back-up and Security: The Purchaser is responsible for maintaining a procedure to reconstruct any lost or altered files, data, or programs, as well as for the security of all confidential, proprietary, and classified information.

d.	Networking: The Purchaser is responsible for maintaining all computer networking as it relates to the integration of any components of the Covered Hardware outside of such system and within the Purchaser’s network.

e.	Representative: A representative of Purchaser will be present on-site at all times service is being performed by Seller’s designated service personnel.

f.	Toxic/BioHazardous Substances: The Purchaser will notify Seller in writing if any Covered Hardware is used for analysis of toxic, hazardous or dangerous substances. Such Covered Hardware must be decontaminated by Purchaser in accordance with Seller’s decontamination procedures and Purchaser shall fax a completed and executed Decontamination Certificate to Purchaser Solutions before any service may be performed on the Covered Hardware.

g.	Environment: The Purchaser agrees to provide Seller’s designated service personnel with a safe environment for their work.

h.	Disposal of Waste Products: The Purchaser is responsible for the proper disposal of waste products that result from maintenance and service work on the Covered Hardware.

i.	Facilities: The Purchaser is responsible for ensuring that the Site will adhere to Seller’s site requirements found in the Documentation or Specifications. Any material deviation from Seller’s site requirements affecting the proper functioning of the Covered Hardware shall relieve Seller of its obligations under this Agreement, including without limitation, under the Service Contract.

12.	Exclusions and Restrictions. The terms of this Agreement cover maintenance and repair for conditions that result from normal use and operation as described in the Documentation for the Covered Hardware. Seller will not be obligated to perform maintenance or repair on any Covered Hardware which, in its reasonable judgment:

a.	Has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation other than installation performed by Seller authorized personnel, improper storage, improper handling, or use contrary to any instructions issued by Seller or has been used in any manner inconsistent with its Documentation:

b.	Has been repaired, altered, disassembled, reassembled, or damaged as a result of modifications made to the Covered Hardware that were not authorized in writing by Seller;

c.	Has been damaged by environmental conditions at the Site;

d.	Has not been installed, operated, repaired and maintained in accordance with its Documentation or has been damaged due to operators failing to perform standard operating procedures or routine maintenance as prescribed in the applicable Documentation;

e.	Has been moved from the Site by persons not expressly authorized in writing by Seller;

f.	Has been used with any third party software, hardware, or item including, without limitation, reagent which has not been previously approved in writing by Seller;

g.	Has been exposed to Bio-safety Level 3 or 4 agents (as defined by The Occupational Safety and Health Administration);

h.	Has been exposed to radioactivity, and has not been decontaminated to below exempt levels; or

i.	Has been damaged due to an act of Force Majeure as defined herein.

13.	Services by Third Parties on Seller’ Behalf. Seller reserves the right to retain or contract outside vendors of its choosing to provide service and support hereunder. In any instance where the terms and conditions of such vendor’s service, support, and warranty agreement conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern; provided, however that any exclusions on coverage contained in an OEM vendor’s terms and conditions shall remain in full force and effect.

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14.	Relocation of Hardware. All Service Contracts terminate automatically with immediate effect and without the need for notice to Purchaser if Covered Hardware is moved to a different Facility. Upon such termination, Seller will credit Purchaser’s account with Seller an amount equal to the unused portion of the Service Contract; provided that, Purchaser pre-paid for the Service Contract in full. If Seller conducts the move of the Covered Hardware on Purchaser’s behalf then Seller and Purchaser will enter into a new Service Contract for such Covered Hardware at the new Facility.

15.	Export of Hardware. Purchaser agrees not to move or relocate Covered Hardware outside of the country to which Seller originally shipped it without the expressly written authorization of an officer of Seller.

16.	Recertification Requirement. Hardware not under an existing Service Contract is only eligible for a Service Contract if Seller has inspected the Hardware and its ancillary equipment and provided a written notice to Purchaser that the Hardware is eligible for a Service Contract (“Recertification Requirement”). Purchaser acknowledges that Hardware may have to be repaired, at Purchaser’s sole expense, prior to being eligible for a Service Contract. Accordingly, Seller recommends that Purchaser renew its existing Service Contracts prior to their expiration.

17.	Renewal of Service Contract. If Purchaser renews the Service Contract on a piece of Covered Hardware prior to the expiration of the Service Contract Seller will waive the Recertification Requirement.

18.	Early Termination of Service Contract. Purchaser or Seller may, in their sole discretion, terminate the Service Contract early by providing 30 days prior written notice to the other. Upon such termination, Seller will credit Purchaser’s account with Seller an amount equal to the unused portion of the Service Contract; provided that, Purchaser pre-paid for the Service Contract in full; and provided further that, the amount of such credit will be reduced by the amount of any discount Seller provided Purchaser as a result of Seller purchasing a multi-year Service Contract (“Unearned Discount”). In the event Purchaser’s Unearned Discount exceeds the amount of credit that Seller would provide under this provision, Seller will invoice Purchaser the difference and such invoice shall be paid within 30 days.

19.	Non-Transferable. All Service Contracts are personal to the original Purchaser of the Covered Hardware and may not be transferred or assigned to any third party.

20.	Force Majeure. Seller is not responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Seller’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or Purchaser’s fault or negligence. In the event of any such delay the delivery date shall be deferred for a period equal to the time lost by reason of the delay.

21.	Unauthorized Activities. Purchaser agrees not to, nor authorize any third party to, engage in any of the following activities: (i) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Covered Hardware or an items provided hereunder (collectively “Materials”), (ii) separate, extract, or isolate components of the Materials or subject the Materials or components thereof to any analysis not expressly authorized in the Documentation, (iii) gain access to or attempt to determine the methods of operation of the Materials, or (iv) transfer to a third-party, or grant a sublicense to, any Software or any third-party software provided hereunder. Purchaser further agrees that the contents of and methods of operation of the Materials are proprietary to Seller and the Materials contains or embodies trade secrets of Seller.

22.	Limited Liability. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL SELLER OR ITS SUPPLIERS BE LIABLE TO PURCHASER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH, WITHOUT LIMITATION, THE SALE OF THE COVERED HARDWARE OR SERVICE CONTRACT, THE USE OF THE COVERED HARDWARE, THE ITEMS AND SERVICES PROVIDED HEREUNDER, SELLER’S PERFORMANCE HEREUNDER OR ANY OF THESE TERMS AND CONDITIONS, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

TO THE EXTENT PERMITTED BY LAW, SELLER’S TOTAL AND CUMULATIVE LIABILITY TO PURCHASER OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS AND CONDITIONS, INCLUDING WITHOUT LIMITATION, THE COVERED HARDWARE OR ITEMS PROVIDED HEREUNDER (INCLUDING USE THEREOF), THE SERVICE CONTRACT, THE

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SERVICES PROVIDED HEREUNDER, AND SELLER’S PERFORMANCE HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED […***…].

23.	Limitations on Warranties. TO THE EXTENT PERMITTED BY LAW AND SUBJECT TO THE EXPRESS WARRANTIES MADE IN THESE TERMS AND CONDITIONS SELLER MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE COVERED HARDWARE, THE ITEMS PROVIDED HEREUNDER, THE SERVICE CONTRACTS, AND THE SERVICES PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.

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Appendix II

Customer Inventory of Spare Parts

1.	Target Inventory. Illumina and Customer will mutually agree in writing upon the quantity of and type of Parts to be held by Customer at Customer’s Facility (“Target Inventory”). Illumina will ship Customer the Target Inventory […***…] of the Effective Date.

2.	Shipping; Title and Risk of Loss. Customer is responsible for all costs associated with the shipping and transportation of Parts to the Facility. Title to the Parts remains with Illumina until the Parts are used in Equipment. Risk of loss for the Parts transfers to Customer upon delivery of the Parts to the Facility.

3.	Incoming Inspection; Inventory. Customer will inspect the Parts for damage upon receipt and record the amount and type of Parts received, the date and time of receipt, and serial numbers (if applicable). Customer will provide Illumina with written notice of any damaged Parts within 5 business days of their receipt. All Parts not identified as damaged within such 5 business day time period shall be considered the consigned inventory (“Inventory”). Customer shall, unless otherwise specified by Illumina, send any damaged Parts back to Illumina at Illumina’s expense […***…] of receipt by Customer.

4.	Consignment Fee. Customer will pay Illumina an amount equal to […***…] for the Target Inventory once per calendar year as a consignment fee (“Consignment Fee”). The Consignment fee is non-refundable. Illumina will invoice Customer the Consignment Fee promptly after the Effective Date.

5.	Authorized Personnel Only. Only Illumina authorized personnel (“Service Personnel”) may withdraw Parts from the Inventory and/or install such Parts on the Equipment.

6.	Storage and Possession. Customer will use reasonable care and best industry practices to maintain and store the Parts at the Facility. Customer will store the Parts separate from other parts at the Facility so that Parts are only accessible to Service Personnel (preferably in a locker with a key). Illumina may take possession of any Parts at any time up to the point of installation of the Parts by providing reasonable notice to Customer. Customer will cooperate and provide reasonable assistance to Illumina to regain possession of the Parts. Customer will not cause or permit any liens or encumbrances to attach to the Parts or any other property of Illumina at the Facility.

7.	[…***…] Usage and Count. Customer will perform a count of all Parts in Inventory […***…] and provide Illumina a written reporting containing the Part numbers, quantities of Parts in Inventory, Part description, and Part serial number (if applicable) (“[…***…] Count”). If the […***…] Count is below the Target Inventory, Illumina will replenish the Inventory and Illumina will issue an invoice to Customer for such usage unless such Part(s) is covered under a then-current and valid Illumina service contract that covers the full cost of such Part. In the event of discrepancies, Customer will be invoiced for Parts that are missing from Inventory and have not already been paid for by Customer already.

8.	Final Inventory Reconciliation; Disposition. Illumina will conduct a final count of Inventory during the last […***…] of this Agreement (“Final Inventory Count”) Customer will either purchase from Illumina all Parts remaining in Inventory (or otherwise received by Customer and not yet paid for) as of the Inventory count date, return the unused Parts to Illumina, or renew this Agreement for a mutually agreed upon subsequent term. Illumina shall be responsible for packaging and shipping such Parts back to Illumina if the Parts are returned to Illumina pursuant to this Section. If any Parts returned to Illumina are used or damaged (not due to shipment back to Illumina) at the time of Illumina’s receipt, Illumina will invoice the Customer for such Parts.

9.	Payment. Customer will make full payment of all invoices within […***…] of the date of invoice. Any amounts not paid when due will accrue interest at the rate of […***…], or the maximum amount allowed by law, if lower. Customer shall pay for all costs (including reasonable attorneys’ fees) incurred by Illumina in connection with the collection of payments. All prices for Parts are the price in effect on the date of Illumina’s invoice.

10.	Audits. Customer will keep accurate books and records related to the Parts. Illumina has the right to audit, at Illumina’s expense, such Customer books and records in connection with this Agreement and the Parts supplied hereunder.

11.	Compliance with Laws. Each Party agrees to comply with all applicable laws, regulations, and guidelines in connection with the management of Inventory under this Agreement. Customer will provide Illumina reasonable access to the Facility to inspect the Parts upon prior written notice.

12.	Representations and Warranties. Customer represents and warrants that (i) the Facility will be maintained in good condition, (ii) the Parts will only be used with Illumina Equipment and for no other purposes, and (iii) it will not install and will not allow a third party to install the Parts (other than Service Personnel) on Equipment, unless otherwise authorized in writing by Illumina, and (iv) it will not sell, lease, or otherwise transfer the Parts to a third party without Illumina’s prior written consent.

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13.	No Reverse Engineering. Customer agrees that Customer shall not, nor will Customer use or permit any third party to, engage in any of the following activities without the express prior written permission of an officer of Illumina: (i) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Parts or the Equipment, (ii) separate, extract, or isolate components of the Parts or the Equipment or subject the Parts and/or Equipment or components thereof to any analysis not expressly authorized in writing by Illumina, or (iii) otherwise gain access to or determine the methods of operation of the Parts or the Equipment.

14.	Proprietary Information. Customer agrees that the contents, design, materials, properties, formulation, methods and techniques of operation and manufacture of the Parts and Equipment are the proprietary and trade secret information of Illumina and may not be disclosed to any third party and may not be used in any manner except as expressly authorized in writing by an officer of Illumina.

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